Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-263437, 333-256435, 333-286460, and 333-288707 on Form S-8, and Registration Statement No. 333-278665 on Form S-3 of our reports dated March 23, 2026, relating to the financial statements of Bally’s Corporation and the effectiveness of Bally’s Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York
March 23, 2026